Exhibit 10.2

SERVICE PROVIDER AGREEMENT

THIS AGREEMENT is made at Tarrytown, NY this 30th day of October, 2009 between

Customer B, a body corporate incorporated with limited liability in xxxxxx, whose principal office is located at and which operating in these presents through its office at: xxx  (hereinafter referred to as “the Bank”, which expression shall include its successors and assigns), of the First Part

And

Name of the Service Provider	Address of the Service Provider
Debt Resolve, Inc.	150 White Plains Road, Suite 108 Tarrytown, NY 10591 USA

(a Delaware Corporation formed on April 21, 1997 signing this agreement through its Officers ) having its office at the address stated above (hereinafter referred to as “the Service Provider” which expression shall include, to the context permits, its successors in business and permitted assigns) of the Other Part,

The Bank and the Service Provider are hereinafter referred together as “the Parties” and each individually “a Party”.

WHEREAS

(A)
The Bank is engaged into the business of banking and related services and is desirous of availing certain specialised services with a view to streamlining its operations and thereby providing fast, prompt and efficient services;

(B)
The Service Provider is in the business of providing inter alia the Service (defined hereinafter) to its clients through its own personnel including through its authorized agents, employees, representatives and/ or other persons for whom the Service Provider is and shall remain responsible (hereinafter called “the Facility Staff”)

(C)
The Service Provider has represented to the Bank that the Service Provider is willing and capable and has the requisite skills, knowledge, experience and expertise to provide the Service, and also that it has, its own independent, trained and experienced Facility Staff having requisite skills and knowledge to perform the Service as specified and detailed in Schedule of Service attached hereto (hereinafter referred to as “the Service”) and that it has the experience of providing such Service to other institutions, banks, etc.

(D)
The Bank, acting upon the above express representations of the Service Provider, has agreed to award the contract for providing the Service to the Service Provider and the Service Provider has agreed and accepted to provide the Service in accordance with the below.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS UNDER:

1 SERVICE

The Service Provider shall provide to the Bank one or more services as more particularly described in the Schedule of Service hereto as may be supplemented or amended from time to time by the Bank (hereinafter collectively referred to as the “the Service”) in keeping with the terms and conditions of this Agreement.

2. PERIOD

 Unless terminated earlier in accordance with the provisions of clause 9, this Agreement shall be:

(a)  valid for a period of 1 (one) year from date of this Agreement first abovementioned; and

(b)  deemed to have been automatically renewed for a further period of 1 (one) year each time on the date of end of its earlier validity period.

3. CHARGE

3.1
In consideration of the Service to be provided by the Service Provider pursuant to this Agreement, the Bank shall pay to the Service Provider an all inclusive amount(s) of charge(s) as mentioned in Schedule of Charge to this Agreement (hereinafter collectively referred to as “the Charge”) for which the Service Provider shall raise the bill in the manner as detailed in the said Schedule of Charge.

3.2
The Bank shall be entitled to set off against and deduct and recover from the aforesaid Charge and any other sums payable by the Bank to the Service Provider at any time, any tax, levy or other amount whatsoever which may be required to be deducted by law or any order of any Court/ Authority under any law now existent or which may come into existence during the currency of this Agreement as also any and all amounts which may be or become payable by the Service Provider to the Bank under this Agreement or otherwise.

4.  THE SERVICE PROVIDER’S REPRESENTATIONS AND WARRANTIES

The Service Provider hereby represents warrants and confirms to the Bank that:

4.1
It has full capacity, power and authority to enter into this Agreement; and during the continuance of this Agreement, will continue to have full capacity, power and authority to carry out and perform all its duties and obligations as contemplated herein and has already taken and will continue to take all necessary and further actions, (including where applicable without limitation obtaining of all Governmental and other necessary approvals/consents/licenses in all applicable jurisdictions) AND to authorize the execution, delivery and performance of  this Agreement.

4.2
It has the necessary skills, knowledge, experience, expertise, required capital net worth, adequate and competent Facility Staff, systems, equipment and procedures and capability to duly perform the Service Provider’s Obligations in accordance with the terms of this Agreement and to the satisfaction of the Bank.

4.3
The execution of this Agreement and providing Service hereunder by the Service Provider to the Bank, does not and will not violate, breach any covenants, stipulations or conditions of this Agreement, or any other agreement, deed or document entered into by the Service Provider with any third party/ies.

4.4
There are no civil or criminal proceedings and/or regulatory investigation/action pending against the Service Provider or any of its Facility Staff, before any court or judicial or quasi-judicial authority or forum, except as disclosed in its public financial statements filed with the U.S. Securities and Exchange Commission.

4.5
It is not owned or controlled by any director or officer/ employee of the Bank or their relatives.  For the purposes of this Clause 4.6, “relatives” shall have the same meaning as assigned to it under Section 6 of the xxxx Companies Act.

4.6	The Service Provider shall at all times follow and be bound by the Code of Conduct and any other guidelines as may be prescribed by the Bank from time to time.

4.7	The Service Provider hereby acknowledges and accepts that the Bank has relied upon the above representations and warranties in deciding to enter into this Agreement.

5. THE SERVICE PROVIDER’S COVENANTS

5.1
The Service Provider shall ensure that Service is rendered and obligations performed by the Service Provider pursuant to this Agreement shall be rendered and performed by the Service Provider with utmost care and diligence and shall be of the highest quality and standards and in accordance with the principles, policies and procedures of the Bank, as may be communicated from time to time.

5.2
The Service Provider shall forthwith report to the Bank if it comes to know about any breach of this Agreement or of any suspicious transactions, irregularities or violations of any legal or regulatory banking procedures, in respect of any information and/ or data received in the course of transactions while rendering the Service to the Bank.

5.3
The Service Provider and its Facility Staff shall not at any time use the name and/or trademark/logo of the Bank in any manner at all, without the prior permission in writing from the Bank. The Service Provider and its Facility Staff shall not at any time print any marketing material bearing the Bank’s name and / or logo, without the prior permission in writing from the Bank.

5.4
The Service Provider shall immediately notify the Bank in writing of the occurrence of any event or an event of force majeure which may result in or which may give reason to believe that there may be work stoppage, slowdown, employee dispute, strike, any employee related disruption of its own Facility Staff or other impediment or disruption in the due performance of the obligations of the Service Provider under this Agreement.  The Service Provider also agrees to submit a full written report of the said events forthwith upon request by the Bank.  The Service Provider agrees that in the event any such work stoppage, slowdown, employee dispute, strike, disruption or impediment continues for a period exceeding 24 hours, then, notwithstanding what is contained in clause 9 of this Agreement, the Bank may at its sole discretion terminate this Agreement forthwith.

5.5
All electronic files, documents and other information, papers and any other data relating to the banking products, schemes, customers accounts and details etc., (“the Documents”) handed over to the Service Provider and/or its Facility Staff by the Bank in terms of this Agreement and which come into the Service Provider’s and / or its Facility Staff’s custody, power or possession pursuant to or in connection with this Agreement, will remain the sole and absolute property of the Bank, and the Service Provider and /or its Facility Staff shall not have and also shall not claim any charge, claim, lien, right of retention, sale or set-off or other right, title or interest therein or thereon for any reason whatsoever.

5.6
The Service Provider shall ensure that the electronic files and Documents are handled with due care. Till such time as the files and/or Documents are not returned to the Bank, the Service Provider will take such action as may be necessary to ensure that the Documents are (a) easily identifiable and retrievable; (b) maintained safe, secure, and confidential, and (c) are not intermingled with any other documents or papers, of any other customer of the Service Provider.

5.7
The Service Provider shall immediately notify the Bank in writing of any breach of security which impedes or obstructs the provision of the Service, or which compromises the confidentiality of the Documents and / or the data and information pertaining to the Service.  The Service Provider also agrees to submit a detailed written report of the said events forthwith upon request by the Bank.  On the occurrence of such breach of security, the Bank may, at its sole discretion and notwithstanding anything contained elsewhere in this Agreement, terminate this Agreement forthwith.

5.8
It is the responsibility of the Service Provider to conduct suitable background checks, while recruiting the Facility Staff for carrying out the work entrusted to the Service Provider under this Agreement and the Service Provider shall not employ such persons who, to the best of the knowledge of the Service Provider, do not have a good reputation or have any criminal record or any negative background.  It is further clarified and understood that the Facility Staff are and shall always be the employees of the Service Provider alone, and the Bank shall not have any responsibility to, nor shall be held directly or indirectly responsible or liable for, the Facility Staff so employed by the Service Provider for performing / providing the Service in terms of this Agreement.  The Facility Staff may, if required and permitted by the Bank for a specific Service, remain on the Bank’s premises only during their specified duty hours as assigned to them by the Service Provider.

5.9
The work of the Facility Staff shall be supervised directly and controlled only by the Service Provider and it would be the responsibility of the Service Provider to provide the Service as per the specification provided by the Bank from time to time or in accordance with the specifications mentioned in Schedule of Service hereto, as may be revised in writing from time to time.  All material and equipment required by the Service Provider for the due performance of its obligations hereunder shall be provided by the Service Provider unless agreed otherwise in writing by the Bank.

5.10
The Facility Staff visiting the Bank’s premises for providing the Service in connection with this Agreement, as and when required, shall be under the in full control of and subject to sole disciplinary jurisdiction of the Service Provider.

5.11
It shall be the duty of the Service Provider to clearly inform its own Facility Staff that they will have no claim whatsoever on the Bank and shall not raise any industrial dispute, either directly or indirectly, with or against the Bank, in respect of any of their service conditions or otherwise.

5.12
It is the responsibility of the Service Provider to adhere to all statutory requirements and laws of the land (the United States) which shall include such other laws, regulations and guidelines issued by the central bank or any other judicial or quasi judicial authority that may be applicable and/or issued from time to time, including any such directions arising out of a breach of any audit/ regulatory/ legal requirement which may arise out of any audit, assessment, under the provisions of this Agreement, or provide all statutory benefits to its Facility Staff as per the laws of the land.

5.13
The Service Provider shall strictly adhere to the norms set out by the Bank and the specific internal guidelines, policies and standards as may be issued and communicated by the Bank from time to time, including, but not limited to, the “Know Your Customer”, “Anti Money Laundering”, “Do Not Call/ Disturb”, “BCSBI” and “Mis-Selling” directives.

5.14	Where the Bank has formulated and put in place a redressal system for its customers and clients, the Service Provider shall abide by the rules and procedures of such redressal system.

5.15
The Service Provider, its Facility Staff and its agents / sub-agents should not resort to intimidation or harassment of any kind, either verbal or physical, against any person in their debt collection efforts, or any other Service, including acts intended to humiliate, either publicly or otherwise, or intrude the privacy of a customer / client or their family members, referees and friends, making threatening and anonymous calls or making false and misleading representations, or in any other inappropriate manner.

5.16  Business Continuity

(a)
The Service Provider shall develop, establish and have in place a robust framework for documenting, maintaining and testing business continuity and recovery procedures. The Service Provider shall periodically test its business continuity plan and recovery plan and the Bank shall have the right to conduct joint testing and recovery exercises with the Service Provider.

(b)
The Service Provider shall have in place and allow the Bank to inspect and be satisfied with the Service Provider’s Business Continuity and Business Recovery plans. The Service Provider agrees to test its Business Continuity and Business Recovery plans periodically, not more than six [6] months lapsing between successive tests of each plan.

(c)
In the event of the Bank deciding not to avail of any one or more of the Service from the Service Provider and availing the same from any party other than the Service Provider (or undertaking it by itself), further to the expiry or termination of this Agreement or otherwise, the Service Provider shall cooperate with the Bank and such other party to facilitate and ensure smooth transfer of the Service or its part to be undertaken by such other party (or the Bank itself) without any break in the continuity or performance of the Service.

5.17  Review of Service

(a)
The Bank shall have the right to ongoing review the activities of Service Provide and review the financial and operational condition of the Service Provider to assess its ability to continue to meet its obligations hereunder and provide the Service.

(b)
The Service Provider shall make available to the Bank and its personnel or auditors (internal or external) and regulators access the documents, records of transactions, books and account, and other necessary information given to, stored or processed by the Service Provider within a reasonable time.

6.   CONFIDENTIALITY AND NON-DISCLOSURE

6.1
The Service Provider recognizes, accepts and agrees that all tangible and intangible information obtained or disclosed to the Service Provider and/or its Facility Staff, including all details, documents, data, business/customer information, customer transactions, information relating directly or indirectly to the Bank’s practices and business trade secrets, know how, strategies, processes, methodologies (all of which are hereinafter collectively referred to as “Confidential Information” and “Confidential Material”) which may be communicated and or provided to the Service Provider and/or its Facility Staff may be privy under or pursuant to this Agreement and / or in the course of performance of the Service Provider’s obligations under this Agreement shall be treated as absolutely confidential and secret and the Service Provider irrevocably agrees and undertakes and ensures that the Service Provider and all its Facility Staff shall keep the same as secret and confidential and shall not disclose the same, at all, in whole or in part to any person or persons (including legal entities) at any time or use nor shall allow the Confidential Information and Confidential Material to be used for any purpose other than as may be necessary for the due performance of the Service Provider’s obligations hereunder.  The Service Provider further expressly agrees not to use or cause or allow to be used the Confidential Information or the Confidential Material not in any manner to promote or sell the products or services of any competitor of the Bank. The Service Provider hereby specifically agrees to indemnify and keep the Bank fully indemnified safe and harmless at all times against all/any consequences arising by any breach of this undertaking by the Service Provider and/or its Facility Staff and shall immediately reimburse, pay to the Bank on demand all damages, loss, cost, expenses (including legal costs and expenses) or any charges that the Bank may be required to suffer, pay or incur in connection therewith.

6.2	The provisions of the aforesaid clauses and the indemnity contained therein shall survive the termination and expiry of this Agreement.

6.3
The Service Provider further confirms that its Facility Staff shall have access to the Confidential Information only on a “need to know” basis and to the extent of and only in relation to the specific Service being provided hereunder.

6.4
 The Service Provider hereby unconditionally agrees and undertakes that it shall not and ensures that its Facility Staff shall not (if the Facility Staff come to know by any means the terms of this Agreement) disclose or publish the existence or the terms or conditions of this Agreement, or, any information relating to the Bank’s business which they may come across in the normal course of performing their duties to any third party.  The Service Provider shall without prejudice to its obligations herein indemnify the Bank for any loss, damage or injury caused to the Bank from any disclosure or publication.

6.5	The preservation of documents and data of the Bank by the Service Provider shall be in accordance with the legal / regulatory obligations of the Bank in this regard.

7.  THE SERVICE PROVIDER’S LIABILITY AND INDEMNITY

7.1
The Bank shall have no liability whatsoever for any injury to the Service Provider and/or its Facility Staff caused or suffered in the course of performance of the Service Provider’s obligations hereunder.

7.2
Notwithstanding anything stated elsewhere in this Agreement, the Service Provider shall not be liable for any claims, losses, damages, costs, charges, expenses where the Service Provider has acted strictly and properly in accordance with the Bank’s instructions and the provisions of this Agreement.

7.3	The Service Provider shall be responsible and liable for and shall indemnify the Bank and keep the Bank indemnified and safe and harmless at all times, against: –

(a)
Any and all claims, liabilities, damages, losses, costs, charges, expenses (including legal costs and fees), proceedings and actions of any nature whatsoever made or instituted against or caused to or suffered by the Bank directly or indirectly by reason of-

(b)
Any wrongful, incorrect, dishonest, criminal, fraudulent or negligent work, default, failure, misrepresentation, misfeasance, bad faith, and/or misconduct (including perpetration of, or aiding and abetting fraud), breach of this Agreement, disregard of its duties and obligations hereunder, service, act or omission of or by the Service Provider and/or its said Facility Staff;

(c)	Breach of applicable laws and regulations by the Service Provider and / or the Facility Staff; and

(d)	Any theft, robbery, fraud or other wrongful act or omission by the Service Provider and/or any of its Facility Staff.

7.4	All indemnities provided by the Service Provider to the Bank under this Agreement shall survive the expiry and termination of this Agreement.

8.   TERMINATION

8.1	The Bank shall be entitled to terminate this Agreement forthwith by giving a notice of it to the Service Provider in the event any one or more below occurs in the sole determination of the Bank:

(a)	Service Provider’s breach of any one or more of the terms of this Agreement;

(b)	If the Bank is dissatisfied with the Service provided by the Service Provider;

(c)	Change of control or ownership of the Service Provider;

(d)
Service Provider becomes insolvent, files for winding up/ insolvency/ bankruptcy, passes a resolution for voluntary winding up, or makes an assignment for the benefit of its creditors generally or any class of creditors;

(d)	The Service Provider has a moratorium declared in respect of all or any of its debts;

(e)	A regulatory or statutory authority directs or instructs that the Bank terminate this Agreement or any part thereof; and

(f)	Continuation of this Agreement would result in a breach by the Bank of any laws or regulatory requirements or directions to which the Bank is subject.

8.2	In the event of termination of this Agreement in accordance with Clause 8.1 above:

(a)
the Service Provider shall not have any recourse to the Bank for any claim for compensation after the date of termination. Upon such termination, the Service Provider shall provide a pro-rata refund of the Charge to the Bank for the Charge paid in advance for the period from the date of such termination (if applicable) or bill a pro-rata Charge to the Bank for the unpaid period; and

(b)
the Bank shall be entitled to retain from and out of the Charge or any monies then due to the Service Provider hereunder or which become due after termination thereof, any amount which, according to the Bank is due and owing to the Bank by the Service Provider arising directly or indirectly under this Agreement. Notwithstanding anything contained in this Agreement, the Bank reserves the sole right to decide and deem an act or omission, as the case may be, by the Service Provider to be a breach or contravention by the Service Provider of the terms of this Agreement, and such decision taken by the Bank in this regard shall be final and binding upon the Service Provider for the purposes of this Agreement.

8.3
In addition to Clause 8.1, the Bank shall have a right to terminate this Agreement without there being any need to assign any reason for such termination by giving three (3) months written notice to the Service Provider and the Service Provider shall not have any recourse to the Bank for any claim for compensation.

8.4
The Service Provider may terminate this Agreement without there being any need to assign any reason for such termination by giving three (3) months written notice to the Bank without being entitled to any recourse to the Bank for any claim for compensation.

9.  POST TERMINATION/EXPIRY RESPONSIBILITY OF THE SERVICE PROVIDER

9.1	Upon termination or expiry of this Agreement whether under Clause 8 above or any other reason whatsoever, the Service Provider shall:

(a)
immediately deliver to the Bank any/ all such Confidential Information and Confidential Material, including the Documents, records of transactions, information data, including visiting cards, banners, posters, advertisement, or promotional materials or any other material bearing the logo/trademark of the Bank, held by it, in whatever form and medium, as well as any assets/equipment owned or leased by the Bank and which are in possession/custody/control of the Service Provider and / or its Facility Staff, to the Bank or destroy, delete or render unusable any or all such Confidential Information and Confidential Material, as may be directed by the Bank in writing; and

(b)	forthwith remove all its Facility Staff together with its machines/equipment whatsoever, if any, from the premises of the Bank.

9.2
This is further subject to the fact that the Bank may at its option direct the Service Provider to finish any particular work/works which may at date of termination be under process or outstanding.  Any breach of the obligation or delay in its implementation shall without prejudice to the Bank’s other rights at law; result in damages at the rate and interest as stated in the Schedule of Charge attached hereto. This amount may without prejudice to all other rights of recovery vesting by law in the Bank be, also, recovered from the Charge or outstanding monies, if any, of the Service Provider which may at the date be outstanding in the hands of the Bank.

9.3	Furthermore, upon termination for any reason, the Bank shall have the right to:

(a)
publicize the fact of such termination on the Bank’s website or through any other medium and manner, so as to inform its client and customers of the termination hereof and ensure that its customers and clients do not continue to entertain the Service Provider; and

(b)	inform the regulators, with reasons for such termination.

10. ON-EXCLUSIVITY

10.1	It is agreed and clarified that this Agreement is on a non-exclusive basis and the Parties are at liberty to enter into similar agreements with others.

10.2
If the Service Provider is entering into a contract/arrangement to sell a similar product for its another client, the Service Provider shall ensure that its entering into agreement/s with other parties, shall not in any way conflict with or affect the Bank’s interests, rights, remedies under this Agreement or in law or jeopardize the Service Provider’s obligations under the terms of this Agreement.

11. RINCIPAL TO PRINCIPAL AGREEMENT

11.1
It is clarified that this Agreement is on a principal to principal basis and does not create and shall not be deemed to create any employer-employee or a principal-agent relationship between the Bank and the Service Provider and / or its Facility Staff.  The Service Provider and/or its Facility Staff shall not be entitled to, by act, word, deed or otherwise make any statement on behalf of the Bank or in any manner bind the Bank or hold out or represent that the Service Provider is representing or acting as an agent of the Bank.

11.2	This Agreement will bind the successors and permitted assigns of the Service Provider and shall inure for the benefit of the Bank’s successors and assigns.

12. SSIGNMENT AND SUB-CONTRACTING

12.1
 The Service Provider shall itself perform its obligations under this Agreement and shall not assign, transfer or sub-contract any of its rights and obligations in relation to all or part of the Service or related thereto, under this Agreement, except with the prior written permission of the Bank.

12.2
In the event of sub-contracting, the Service Provider shall at all times remain responsible and liable to the Bank for all the actions of the sub-agents/ sub-contractors, assignee, or transferee, as the case may be, with no dilution or diminution of service, controls, penalties, etc.

12.3
Notwithstanding anything contained in the terms of this Agreement, the Service Provider shall ensure that such sub-agent, sub contractor, assignee or transferee, as the case may be, under the provisions of Clause 12.2 of this Agreement, are bound by the terms of this Agreement.

13.NOTICE

Any notice or notification in connection with this Agreement shall be in writing and any notice or other written communication pursuant hereto shall be signed by the party issuing the same and shall be addressed to the Bank or the Service Provider at their respective addresses mentioned hereinabove or to such other address as the concerned party may inform the other party in accordance with the provisions of this clause.  Any notice issued by the Bank addressed to the Service Provider and which has been put in the mail shall be deemed by that act alone to have been duly serviced on the Service Provider.

14.  NO WAIVER

No failure on the part of either party hereto to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver thereof nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy, and the same shall not affect in any manner the effectiveness of any of the provisions of this Agreement.

15.  AUTHORIZED REPRESENTATIVE

15.1	Any notice or intimation by either party to the other pursuant to this Agreement shall be signed by an Authorized Representative of the party giving such notice/intimation.

15.2
The Service Provider shall carry out instructions and act upon any guidelines in pursuance of the Agreement, if and only if they are given/signed by an Authorized Representative of the Bank, whose names will be intimated to the Service Provider by the Bank from time to time.

16.  AMENDMENT

Unless otherwise stated expressly, this Agreement shall be modified only by an instrument in writing duly executed by both the parties.

17.  GOVERNING LAW AND JURISDICTION

All any disputes between the parties in respect of any issues under this Agreement and arising/relating to this Agreement shall be governed by and construed in accordance with the laws of Bank country and the parties hereto irrevocably submit to the jurisdiction of the Courts to try any suit, proceedings in connection therewith/in that behalf.

18.  MISCELLANEOUS

18.1	Annexure / Schedules to this Agreement shall be deemed to be an integral part of this Agreement.

18.2	All indemnities given by the Service Provider or Bank shall survive the expiry or termination of the Agreement.

18.3	Clause headings are inserted for convenience of reference only and shall not be deemed to affect the interpretation of this Agreement or of any clause.

18.4	This Agreement may be executed in counterparts, all of which constitute one agreement between the parties hereto.

18.5
If any provision of this Agreement is held to be illegal, invalid, or unenforceable in whole or in part, the Agreement shall continue to be valid as to its other provisions and remainder of such affected provision.

IN WITNESS WHEREOF the parties hereto have hereunto executed these presents on the day and the date first hereinafter written.

For Bank Signature: Name: Designation/ Title: [Authorized Signatory]	For the Service Provider Signature: Name: Designation/ Title: [Authorized Signatory]

SCHEDULE OF SERVICE: (Details of the service(s) to be provided by the Service Provider) SCHEDULE I
                                        THE SERVICE PROVIDER’S OBLIGATIONS

1. DESIGNATED OFFICERS

On the signing of this Agreement the Bank shall deliver to the Service Provider a List of names and details of its officers who have been designated to issue electronic lists of Cardholders who have missed payments and their particulars to Service provider.

2. OBLIGATIONS OF THE SERVICE PROVIDER

a) From time to time the Bank shall deliver to the Service Provider an electronic list of Cardholders/Account Holders who have missed payments or not paid their dues, through a secure electronic gateway.  The accounts and information shall be transmitted electronically.

b) Upon receipt of the said electronic list, the Service Provider shall provide an electronic gateway for the said Cardholder/ Account Holders to arrange for settlement of the particular Credit Card Dues / Account arrears and its recovery thereof with the Bank.

c) Whilst discharging its functions hereunder, the Service Provider will at all times act in a manner which is both legal and ethical and shall not do or attempt to do anything which would prejudice the reputation of the Bank or make the Bank liable in any manner, whatsoever.

d) The instructions given by the Bank to Service Provider to collect/recover the Credit Card dues/ Account arrears referred to in the said list shall terminate on the notification in writing by a designated officer of the Bank to return or remove said accounts from the system.

e) In the administrative part of the system, the Bank shall have access to see which Cardholders / Account Holders have updated their addresses in the system.

3. The Service Provider undertakes as follows:

a) The Service Provider shall not receive any monies from the Card Holders/ Account Holders.  Upon initiation of payment processing, all monies will go directly into the Bank’s designated accounts.

c) Service Provider shall not any time communicate in writing to the cardholder requesting payment of the Credit Card dues / Account / Loan arrears.

d) In all dealings with Cardholders/Account Holders or third parties, the Service Provider shall indicate clearly that it is acting for the Bank and further that all payments must be made payable/drawn in favour of the Bank.

e) The Service Provider shall provide access in the system to the reports required by the Bank.

f) In all dealings with Cardholders/ Account Holders and third parties, the service provider shall not do or attempt to do anything which is illegal or is contrary to this Agreement or any direction or instruction issued by the Bank.; and

4. OPERATING REGULATIONS:

1) The Service provider shall maintain the highest professional and ethical code of conduct in its dealings.

2) The Bank is responsible for all physical collection of payments from its customers.

3)The system initially will secure only a promise to pay from the Bank’s customers. The Bank is responsible for collection of the payment. Payment processing and use of the settlement solution will be addressed through a separate addendum to this agreement.

4)The service provider is to submit the commission claim form on the first day of every subsequent month for the collection made during the previous month by electronic invoice to the Bank.

5. Service Provider’s Indemnity

1. That the service provider hereby agrees and undertakes to indemnify and keep the Bank indemnified against all harm, injuries or loss(es) which may be caused to the Bank on account of the services provided by the service provider with regard to the various Cardholders / Account Holders who have defaulted in making payment of the outstanding accruing on account of availing of the credit facilities on the basis of the Visa Card/Master Card, loan facility and/or any other financial facility provided to them.

2. It is on the faith of this Indemnity that the Bank has agreed to enter into this instant agreement with the service provider.

Recovery – Credit Cards & Personal Loan

For Bank Signature: Name: Designation/ Title: [Authorized Signatory]	For the Service Provider Signature: Name: Designation/ [Authorized Signatory]

SCHEDULE OF CHARGE: (Details of the amount(s) payable to Service Provider and the manner) SCHEDULE II

As per the terms and rates applicable, the Service Provider will be paid on the following conditions.

The Service Provider will be paid $xxx USD per promise to pay secured on the system with a monthly minimum charge of $xxx USD.

This rate applies only to the initial system developed to secure a promise to pay only.  The addition of payment processing capability, the use of the settlement engine or any other customized solution requested will change the pricing, with the new pricing to be determined as a further addendum to this agreement.

Schedule III Code of conduct – DSA / recovery agents
Comply with local laws and regulations
Demand the highest ethical standards in carrying out the business activities. ➢ Act with integrity and honesty in all circumstances and at all times.
Reject Bribery and Corruption
➢ Do not give or accept bribes or engage in any form of corruption.

➢ Do not offer or make any kind of unofficial or unorthodox payment or benefit to government officials or others with decision making power over the client organization.

➢ Do not offer to pay a customer or potential customers for their business.

➢ Do not accept any kind of unofficial or unorthodox payments or benefits.

Avoid being compromised by gifts and entertainment
Avoid: ➢ Giving or accepting inappropriate gifts or benefits to or from third parties
Speak up
➢ Do speak up if you suspect any actual, planned or potential behavior that may breach any laws and regulations
Ø	Breaches of law, regulations, frauds or other criminal acts and similar serious incidents, which you believe have not already been reported or investigated appropriately. You should also report any issue, which you believe, may pose a reputational risk. Do NOT use the policy to raise grievances or act in bad faith against colleagues.

Prevent money laundering and fraud
Comply with local laws and regulations on money laundering and fraud prevention.
❖
Money laundering is used to disguise or launder the proceeds of criminal activity. This undermines client organization’s integrity, damages its reputation, deters honest customers and exposes it to severe sanctions. Standards have been designed to protect the client organization from doing business with customers involved in criminal activity. These procedures also reduce the risk of the client organization’s systems being used for terrorist financing.

Fraud involves obtaining a benefit, often financial, by deception. Fraud is a cost to our business and in serious cases can affect our reputation.

Comply with the following:

➢ Training and awareness programs

➢ KYC

➢ Reporting suspicious activities.

Avoid Conflicts of interest
Take steps to avoid conflicts of interest. Identify potential conflicts of interest, take action to resolve and manage them in an open manner.

➢ Identify all potential conflicts of interest. Declare them immediately to management or refer to the speaking up policy

➢ Be transparent and open when you identify potential conflicts of interest. Take action to resolve and manage them in an open manner.

➢ Do not try to resolve a conflict of interest on your own.

Do not trade when in possession of insider information
Comply with the Client Organization’s Personal Account Dealing Rules
Ø	Insider Trading is dealing in Relevant Investments such as shares, bonds and options whilst in possession of non-public price sensitive information (“insider information”). Insider Trading includes giving tips to another person or dealing on behalf of relatives, friends or any other third parties based on insider information.

1. Act with honesty and integrity 2. Insider trading is prohibited under the terms of your employment contract. 3. Insider trading is illegal
Do not Mis-sell or Misrepresent the Client Organization or its products or services
Comply with local laws, regulations and standards on mis-selling and advertising

❖ Mis-selling is the sale of a product or service to a customer without regard to the customer’s interest.

❖ Misrepresentation is providing inaccurate or misleading information about the client organization’s products or services.

❖ Make every effort to ensure that the customer understands the product and its risks particularly with complex products.

❖ Explain product features clearly both orally and in any marketing literature

Do not: -

➢ Sell products or services to customers that do not meet their needs

➢ Provide irrelevant and incomplete information to customers

Resolve customer complaints quickly and fairly
Ensure that all complaints received are resolved quickly, fairly and recorded appropriately

❖ Customers who have complaints dealt with in a swift and timely manner are often more loyal than those who have encountered no problems at all.

❖ Customer complaints must be dealt in:

➢ Courteous, efficient and timely manner

➢ In accordance with the client organization’s policy

Respect Confidentiality and protect data

Comply with standards, local laws and regulations governing confidentiality of information and data protection.

Ensure that information is:

➢ Accurate and up to date, neither biased nor misleading.

➢ Used only for the purpose for which it was given

➢ Kept only as long as necessary

➢ Held securely

➢ Only distributed, if proper authority has been given

➢ Adequate and relevant, not excessive and unnecessary.

Treat people fairly
Treat colleagues with fairness and respect, helping them to grow, enabling individuals to make a difference and teams to win.

Provide a healthy, safe and secure environment for all members of staff

As members of staff, ensure all:

➢ Work in a healthy and safe manner, ensuring that your actions or omissions do not put others at risk

➢ Encourage others to work in a healthy and safe manner

➢ Report all accidents and incidents

➢ Bring any hazard in the workplace to the attention of management

Be open and honest with the regulators
Demonstrate exemplary governance: -

➢ Be committed to exemplary governance and ethics.

➢ Be open and honest when dealing with the regulators.

➢ Extend full co-operation to regulators at all times.

➢ Be compliant with all the applicable laws and regulations.

Discussing the prospect’s interest with third party
Ø
Respect a prospect’s privacy. The prospect’s interest may normally be discussed only with the prospect and any other individual/family member such as prospect’s accountant/secretary/spouse, authorized by the prospect.

Handling of letters & other communication
Ø	Any communication sent to the prospect should be only in the mode and format approved by the client organization.

For Bank Signature: Name: Designation/ Title: [Authorized Signatory]	For the Service Provider Signature: Name: Designation/ Title: [Authorized Signatory]